Exhibit 99.1

Viggle Announces the Closing of a $4.2 Million Underwritten Sale of Common Stock to a Single Institutional Investor

NEW YORK - June 30, 2015 - Viggle Inc. (Nasdaq:VGGL) has closed an underwritten sale of 2,048,780 shares of its common stock at $2.05 per share to Wolverine Asset Management. Gross proceeds from the sale are approximately $4.2 million.  Viggle intends to use the proceeds from the offering to fund general corporate purposes.

Robert F.X. Sillerman, the Company's Executive Chairman and Chief Executive Officer, commented on the transaction, "We are very excited to have completed this financing with one of the preeminent small-cap investors in the market today."

Ladenburg Thalmann & Co. Inc. a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) acted as the sole bookrunner in connection with the offering.  H.C. Wainwright & Co. and Chardan Capital Markets, LLC, acted as co-managers for the offering.

The shares described above were issued by Viggle, Inc. pursuant to a “shelf” registration statement on Form S-3 (File No. 333-201952) previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC).   A final prospectus supplement and an accompanying base prospectus relating to the offering were filed with the SEC today. Copies of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Avenue, 11th Floor, New York, New York 10022, or by e-mailing prospectus@ladenburg.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had an average monthly total reach of 25.7 million for the three months ended March 31, 2015, including over 9.0 million Viggle registered users. Since its launch, Viggle members have redeemed over $24 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and

Exhibit 99.1

Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Contact:

For Viggle:
Investors:
John C. Small, 1-646-738-3220
CFO
john@viggle.com
or
Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com